Exhibit 99.1

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders of

ProfitLine, Inc.

We have audited the accompanying consolidated balance sheets of ProfitLine, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ProfitLine, Inc. as of December 31, 2010 and 2009, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/GRANT THORNTON LLP

San Diego, California

August 26, 2011

ProfitLine, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$952,751	$1,296,515
Accounts receivable, net of allowance for doubtful accounts of $50,876 and $36,496 in 2010 and 2009, respectively	2,597,556	2,854,272
Unbilled revenues	267,748	1,104,476
Other current assets	461,228	292,791
Total current assets	4,279,283	5,548,054
Property and equipment, net	709,568	1,095,459
Intangible assets, net	—	41,621
Goodwill	5,950,448	5,950,448
Other noncurrent assets	145,927	151,381
Total assets	$11,085,226	$12,786,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$480,900	$353,426
Accrued compensation	1,255,265	1,763,386
Other accrued liabilities	346,389	1,916,420
Deferred rent, current portion	8,186	15,230
Deferred revenue, current portion	546,963	915,829
Capital lease obligations, current portion	176,906	266,895
Note payable, current portion	393,129	333,333
Total current liabilities	3,207,738	5,564,519

Deferred rent, less current portion	107,970	111,002
Deferred revenue, less current portion	139,877	257,498
Capital lease obligations, less current portion	82,420	252,350
Note payable, less current portion	—	333,334

Commitments and contingences

Stockholders’ equity:
Convertible preferred stock, par value: $0.0001; shares authorized in 2010 and 2009: 78,205,680; shares issued in 2010 and 2009: 70,678,944 and 56,078,461, respectively; liquidation preference in 2010 and 2009: $29,257,696 (Series C-1 of $6,046,695, Series C-2 of $23,210,997)	7,067	5,607
Common stock, par value: $0.0001; shares authorized in 2010 and 2009: 128,258,825; 29,360,665 and 29,333,421 shares issued in 2010 and 2009, respectively	2,937	2,934
Additional paid-in capital	50,873,515	48,676,610
Employee notes receivable	(15,329)	(15,329)
Other comprehensive loss	(33,507)	—
Accumulated deficit	(43,287,462)	(42,401,562)
Total stockholders’ equity	7,547,221	6,268,260
Total liabilities and stockholders’ equity	$11,085,226	$12,786,963

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31
	2010	2009
REVENUES
Services	$19,496,487	$20,763,993
Resale	4,970,961	6,021,938
Total revenues	24,467,448	26,785,931
COST OF REVENUES
Service	12,878,921	13,479,312
Resale	4,715,799	5,435,491
Total cost of revenues	17,594,720	18,914,803

Gross profit	6,872,728	7,871,128
EXPENSES
Sales and marketing	2,302,795	3,163,707
General and administrative	3,025,946	2,459,919
Research and development	2,322,747	2,914,077
Total operating expenses	7,651,488	8,537,703

LOSS FROM OPERATIONS	(778,760)	(666,575)

Interest income	211	1,158
Interest expense	(120,357)	(120,729)
Other income (expense), net	6,541	(51,233)

LOSS BEFORE BENEFIT FOR INCOME TAXES	(892,365)	(837,379)

Benefit for income taxes	6,465	5,602

NET LOSS	$(885,900)	$(831,777)

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Additional	Employee	Other		Total
	Preferred Stock		Common Stock		Paid In	Notes	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Loss	Deficit	Equity
Balance at December 31, 2008	56,078,461	$5,607	28,794,892	$2,880	$48,449,933	$—	$—	$(41,569,785)	$6,888,635
Exercise of stock options	—	—	538,529	54	15,734	(15,329)	—	—	459
Stock-based compensation	—	—	—	—	210,943	—	—	—	210,943
Net loss	—	—	—	—	—	—	—	(831,777)	(831,777)
Balance at December 31, 2009	56,078,461	5,607	29,333,421	2,934	48,676,610	(15,329)	—	(42,401,562)	6,268,260

Sale of preferred stock for cash	14,600,483	1,460	—	—	1,979,847	—	—	—	1,981,307
Exercise of stock options	—	—	27,244	3	814	—	—	—	817
Stock-based compensation	—	—	—	—	216,244	—	—	—	216,244
Other comprehensive loss	—	—	—	—	—	—	(33,507)	—	(33,507)
Net loss	—	—	—	—	—	—	—	(885,900)	(885,900)
Balance at December 31, 2010	70,678,944	$7,067	29,360,665	$2,937	$50,873,515	$(15,329)	$(33,507)	$(43,287,462)	$7,547,221

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2010	2009
Operating activities
Net loss	$(885,900)	$(831,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	640,088	918,488
Provision for bad debt	9,500	58,500
Loss on disposal of property and equipment	10,827	—
Unrealized gain on foreign currency translation	(33,507)
Stock compensation expense	216,244	210,943
Changes in operating assets and liabilities:
Accounts receivable	247,216	64,215
Unbilled revenues	836,728	(958,814)
Other current assets	(108,641)	(133,483)
Other noncurrent assets	5,454	80,637
Accounts payable	127,474	114,530
Accrued compensation	(508,121)	124,013
Other accrued liabilities	(1,570,031)	521,271
Deferred revenue	(486,487)	(518,600)
Deferred rent	(10,076)	(201,692)
Net cash used in operating activities	(1,509,232)	(551,769)
Investing activities
Purchases of property and equipment	(223,403)	(482,309)
Net cash used in investing activities	(223,403)	(482,309)
Financing activities
Net proceeds from issuance of common stock	817	459
Net proceeds from issuance of preferred stock	1,981,307	—
Payments on notes payable	(333,333)	(333,333)
Principal payments on capital lease obligations	(259,920)	(241,904)
Net cash provided by (used in) financing activities	1,388,871	(574,778)

Net decrease in cash and cash equivalents	(343,764)	(1,608,856)

Cash and cash equivalents at beginning of year	1,296,515	2,905,371
Cash and cash equivalents at end of year	$952,751	$1,296,515

Supplemental disclosure of cash flow information
Cash paid for interest	$122,016	$99,279
Cash paid for income taxes	$15,230	$2,021
Supplemental disclosure of non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$215,141
Employee notes receivable for purchases of common stock	$—	$15,329

The accompanying notes are an integral part of these consolidated financial statements.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010

1.              ORGANIZATION

ProfitLine, Inc. (the “Company”) is privately held and was incorporated in May 2002 in the state of Delaware.  The Company provides outsourced telecom expense management and managed mobility solutions for large enterprises and government agencies. Service revenue is derived from contract negotiations, invoice processing and payment, fulfillment, audit, optimization and help desk services. Resale revenue is derived from the sale of wireless access and accessories to its service customers.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, FedCel, ProfitLine UK, Limited (“PL UK”) and ProfitLine GmbH.  PL UK was formed in June 2009 as a Limited Company under the laws of Great Britain.  ProfitLine GmbH was formed in December 2009 under the laws of Germany.  The accounts of the Company are presented in conformity with accounting principles generally accepted in the United States.  All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Liquidity

The Company has experienced operating losses since inception.  Management has implemented plans to continue to build its revenue base, expand sales and improve operations; however, through December 31, 2010 the Company continued to operate at a negative cash flow.  For the years ended December 31, 2010 and December 31, 2009, the Company incurred a net loss of $0.9 million and $0.8 million, respectively.  As of December 31, 2010 and December 31, 2009, the Company had an accumulated deficit of $43.3 million and $42.4 million, respectively.  To date, the Company’s operations have been primarily financed through debt and equity proceeds from private placement offerings.

The Company maintains a term loan of $1.0 million with an outstanding balance at December 31, 2010 of approximately $0.3 million.  A revolving line of credit exists as well with a maximum commitment of $3.0 million of which $0.0 was outstanding as of December 31, 2010.  The term loan matures on December 1, 2011 and the revolving line of credit expires on December 13, 2011.  The Company has historically entered into a term loan with their bank and renewed the revolving line of credit on an annual basis and is currently in negotiations with their bank in planning for fiscal year 2012.  Additionally, investors continue to support the Company based on need and the Company continues to seek out additional financing or merger/acquisition opportunities to continue to finance its growth plans.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Liquidity (continued)

The Company is pursuing all strategic and financing opportunities in order to properly capitalize its operations and execute its strategic plan, including anticipated new revenue and expense reductions, if necessary.  Management believes that the currently available cash and cash equivalents will be sufficient to satisfy the anticipated operating and capital requirements, through December 31, 2011.  Management believes that the actions presently being taken to generate operating cash flow will be sufficient for the Company to continue as a going concern. While management believes in the viability of the strategy to generate sufficient operating cash flow and in the ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to achieve its operational targets is dependent upon its ability to further implement the business plan and generate sufficient operating cash flow.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities that can affect certain reported amounts and disclosures.  Significant estimates used in preparing the financial statements include the valuation allowance on deferred tax assets, the fair value of the stock options and the allowance on accounts receivables.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of ninety days or less to be cash equivalents.  The Company maintains cash balances at financial institutions that are secured by the Federal Deposit Insurance Corporation up to $250,000.  At times the cash at these institutions may exceed federally insured limits.  The Company has not experienced any losses in such accounts to date and management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable, unbilled receivables, accounts payable, accrued liabilities, accrued compensation, and notes payable.  The Company considers the carrying amounts of these financial instruments to approximate fair value because of their short maturity.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Depreciation and Amortization

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease or the estimated useful life of the improvement.

Intangible assets are stated at cost and are amortized using the straight-line method over the shorter of the estimated useful life or contract life.  As of December 31, 2010, all intangible assets subject to amortization were fully amortized.

Long-Lived Assets

In accordance with ASC 350, Intangibles — Goodwill and Other, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If the carrying value is higher, impairment is indicated, and the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

As mentioned in the Liquidity section of Note 2, if the Company were unable to meet its operating and financial plans substantial adjustments to the carrying values of assets, including goodwill, may be necessary.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605-20, Revenue Recognition - Services. The Company generates revenue from outsourced and professional services, and also from the resale of wireless access and accessories.  Outsourced and professional services are reported as Service revenue, and resale of wireless access and accessories revenue is reported as Resale revenue in the Statements of Operations.  In late 2009, the Company changed suppliers of phones relating to certain contracts which resulted in a temporary increase in both unbilled revenue and other accrued liabilities.

Service revenue is earned and recognized over the service term as the service is provided, and generally includes either a fixed or variable monthly fee.  Implementation revenue represents amounts received to establish the necessary work level required prior to the initiation of services to a customer and is recognized over the expected customer service period.  Professional services revenue is generated primarily through the provision of contract negotiations, which is earned and recognized as the services are performed on a percentage-of-completion basis, or are recognized upon delivery of the specified deliverable based on contract terms.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition (continued)

Resale revenues are generated primarily through the resale of wireless telecommunications services.  The Company contracts for the telecommunications services required by the customer, and pays for the services by a separate contract with the wireless telecommunications provider. These revenues are reported gross in accordance with ASC 605-45, Revenue Recognition — Principle Agent Considerations.

The Company’s customer arrangements may contain multiple elements.  The fees from these arrangements are recognized in accordance with ASC 605-25, Revenue Recognition — Multiple Element Arrangements, and are allocated to the various elements based on the fair value of the service when it is sold separately.

The Company’s outsourced service contracts in some cases provide for certain customer guarantees.  From time to time, in accordance with the requirements of ASC 605-15, Revenue Recognition - Products, the Company may determine that such customer service guarantees preclude revenue recognition over the service term as the service is provided.  In such cases, the Company will include customer payments in deferred revenue until such time as the service guarantee has been achieved and all remaining revenue recognition requirements are met.

Research and Development

Research and development costs are expensed in the period incurred.

Advertising Costs

The Company expenses advertising and promotional costs as incurred.  Advertising expense was $298,453 and $358,206 for the years ended December 31, 2010 and 2009, respectively.

Concentrations

A relatively small number of customers account for a significant percentage of the Company’s revenues and accounts receivable.  Revenue from the top three customers accounted for 43% of total revenue for the years ended December 31, 2010 and 2009, respectively.  In 2010, the three largest customers accounted for 23%, 13%, and 7% of revenue.  In 2009, the three largest customers accounted for 25%, 13%, and 5% of revenue.  Accounts receivable from the same top three customers accounted for 42% and 56% of total accounts receivable for the years ended December 31, 2010 and December 31, 2009, respectively.  In 2010, the three largest customers accounted for 3%, 30%, and 9% of accounts receivable.  In 2009, the three largest customers accounted for 40%, 9%, and 7% of accounts receivable.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued

Collectability of Accounts Receivable

The Company considers invoices outstanding past the contractual due date as past due.  Management evaluates the collectability of its accounts receivable based on a combination of factors, such as the customer’s payment history and the results of attempts to collect payment. Management regularly analyzes its customer accounts, and, when the Company becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it reasonably estimates is collectible. The Company also records reserves for bad debt for all other customers based on historical experience.  Management re-evaluates such reserves on a regular basis and adjusts the reserves as needed.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense accrued and the amount paid under the lease agreement is recorded as deferred rent in the accompanying consolidated balance sheets.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes.  The objectives of accounting for income taxes are to recognize the amount of taxes payable for the current year and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the financial statements or tax returns.  This includes measuring and recognizing the effects of uncertain tax positions.

The determination of taxes payable for the current period includes estimates.  In the event that the actual results differ materially from management’s expectations, the estimated taxes payable could materially change, directly impacting the financial position or results of operations.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized.

Pursuant to ASC 740, Income Taxes, the Company establishes a deferred tax asset or liability for the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates.  The Company provides a valuation allowance against net deferred tax assets when there is sufficient uncertainty regarding the Company’s ability to recognize the benefits of the assets in future years.  The Company records the effects of an uncertain tax position in the financial statements when it is more likely than not that the position would be sustained upon review by a taxing authority.  The Company derecognizes the effects of a tax position once it no longer meets the more likely than not threshold.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Stock-Based Compensation

The Company follows the fair value recognition provisions of ASC 718, Compensation — Stock Compensation.  Stock option awards are accounted for based on the grant-date fair value estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the service period using the straight-line method.

3.              INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2010	2009
Developed technology	$281,000	$281,000
Contracts	174,000	174,000
Trade name	34,000	34,000
Covenants not-to-compete	371,000	371,000
Intangible Assets	860,000	860,000
Less accumulated amortization	(860,000)	(818,379)
Total intangibles subject to amortization	$—	$41,621

For intangible assets subject to amortization, the weighted average amortization period was 4.2 years.  Amortization expense for the years ended December 31, 2010 and 2009 was $41,621 and $104,400, respectively.

4.              PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2010	2009
Computer equipment	$4,157,724	$4,376,588
Furniture and fixtures	499,980	799,924
Leasehold improvements	598,539	708,043
	5,256,243	5,884,555
Less accumulated depreciation and amortization	(4,546,675)	(4,789,096)
	$709,568	$1,095,459

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

4.              PROPERTY AND EQUIPMENT - Continued

Depreciation expense for the years ended December 31, 2010 and 2009 was $598,467 and $814,088, respectively.  Depreciation expense includes amortization of assets under capital lease arrangements.

Certain property and equipment is pledged as collateral under the Company’s borrowings.

The table below represents equipment acquired under capital leases as of the balance sheet dates.

	December 31,
	2010	2009
Computer equipment	$547,605	$774,291
Leasehold improvements	297,413	297,413
Total	845,018	1,071,704
Less accumulated depreciation and amortization	(600,132)	(686,341)
	$244,886	$385,363

5.              NOTES PAYABLE

Note Payable to Bank

The Company’s existing loan agreement with its bank provides for a term loan of up to $1 million and a revolving loan of up to $3 million.  The term loan bears interest at the Prime Rate plus 2.25% (5.50% as of December 31, 2010 and 2009, respectively.)  Each term advance is repayable in 36 equal installments of principal, plus accrued interest thereon.  The term loan matures on December 1, 2011.  As of December 31, 2010 and 2009, the Company had $333,333 and $666,667 million outstanding under the term loan, respectively.

The revolving loan bears interest at the Prime rate plus 1.75% (5.00% as of December 31, 2010 and 2009, respectively).  Amounts outstanding under the revolving loan are limited to 80% of eligible receivables. The revolving loan limit was $1.4 million and $1.8 million as of December 31, 2010 and 2009, respectively.  There was no outstanding balance as of December 31, 2010 and 2009.  Interest is payable monthly.  The revolving loan matures on December 13, 2011.  Both loans are collateralized by the Company’s tangible and intangible assets.  The loan agreement requires the Company to comply with certain financial covenants.  As of December 31, 2010 and 2009, the Company was in compliance with those covenants.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

6.              COMMITMENTS

The Company leases its corporate headquarters in San Diego, California and a facility in Columbus, Ohio under operating lease agreements that expire through April and September 2016, respectively.  Both leases have a five year renewal option and contain built-in pre-determined rent escalation clauses.  The Company recognizes rent expense on a straight-line basis over the life of each lease.  Rent expense related to these facilities was $1,041,719 and $945,350 for the years ended December 31, 2010 and 2009, respectively.

In March of 2009, the Company and the landlord agreed to amend the lease for the San Diego office space.  The amended lease reduced the occupied premises, lowered the monthly rental by $53,000 per month, and extended the lease term to April 30, 2016.  As a result of this lease amendment, in March 2009 the Company adjusted its deferred rent balance, resulting in a one-time reduction in rent expense of $209,000.

Certain equipment is also leased under capital lease arrangements.

Future minimum lease payments at December 31, 2010 are as follows:

	Capital	Operating
Year ending December 31,	Leases	Leases
2011	$195,369	$867,037
2012	80,846	960,677
2013	8,660	990,131
2014	—	1,002,544
2015	—	1,059,669
Thereafter	—	462,235
Total minimum lease payments	284,875	$5,342,293
Less: Amounts representing interest	(25,549)
Present value of minimum capital lease obligations	259,326
Less: Current portion as of December 31, 2010	(176,906)

Capital lease obligations, non-current as of December 31, 2010	$82,420

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

7.              STOCKHOLDERS’ EQUITY

The Company’s Board of Directors is authorized to issue 206,464,505 shares of stock at terms and conditions that they determine.  As of December 31, 2010 and 2009, 128,258,825 shares are authorized for common stock and 78,205,680 are authorized for preferred stock.  As of December 31, 2010 and 2009, 29,360,665 and 29,333,421 shares of common stock were outstanding, respectively, and 70,678,944 and 56,078,461 shares of preferred stock were outstanding.

In December 2010, the Company sold 14,600,483 shares of Series C-1 preferred stock for $1,992,966 in cash, less $11,659 in financing costs.

A summary of the preferred stock outstanding is as follows:

Outstanding at December 31, 2010

	Shares	Amount	Additional Paid in Capital	Total
Preferred Series C-1	47,467,947	$4,746	$6,020,170	$6,024,916
Preferred Series C-2	23,210,997	2,321	23,208,676	23,210,997
Total preferred stock outstanding	70,678,944	$7,067	$29,228,846	$29,235,913

Outstanding at December 31, 2009

	Shares	Amount	Additional Paid in Capital	Total
Preferred Series C-1	32,867,464	$3,286	$4,040,323	$4,043,609
Preferred Series C-2	23,210,997	2,321	23,208,676	23,210,997
Total preferred stock outstanding	56,078,461	$5,607	$27,248,999	$27,254,606

The holders of Series C-1 and C-2 preferred stock are entitled to the following rights and privileges:

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

7.              STOCKHOLDERS’ EQUITY - Continued

Conversion

Each share of Series C-1 or C-2 preferred stock is convertible, at the option of the holder, into common stock at any time after the date of issuance.  The conversion price is determined by multiplying the applicable conversion rate in effect by the number of shares.  As of December 31, 2010, the conversion rate for Series C-1 and C-2 was $0.1365 and $1.00, respectively.  Each share of Series C-1 or C-2 preferred stock automatically converts into shares of common stock at the then effective conversion price upon the earlier of the consummation of the sale of the Company’s common stock in an underwritten public offering with a per share price of at least $1.01, net proceeds to the Company of at least $35,000,000 in the aggregate, or the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series C-1 and C-2 preferred stock, voting together as a single class.

Dividend Rights

The holders of Series C-1 and C-2 preferred stock are entitled to receive a cash dividend at a rate of 9% of the original issue price per annum. The dividends are non-cumulative and payable if and when declared by the Board of Directors.  No dividends have been declared as of December 31, 2010.

Voting Rights

The Series C-1 and C-2 preferred shareholders shall have the right to one vote for each share of common stock into which such preferred stock could be converted.

Liquidation Preferences

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, shareholders of Series C-1 and C-2 preferred stock are entitled to receive an amount equal to the Original Issue Price plus all declared and unpaid dividends.  If the assets of the Company are insufficient to make payment in full to all holders of Series C-1 and C-2 preferred stock, then such assets shall be distributed ratably in proportion to the full amounts they were otherwise entitled to receive.

Success Bonuses

Upon any event giving rise to the liquidation preferences discussed above, certain key employees are entitled to receive a success bonus, payable in kind, determined by multiplying the bonus percentage by the value of the liquidation preference.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

7.              STOCKHOLDERS’ EQUITY — Continued

Warrant

In connection with the Company’s June 2002 Series A Preferred Stock Financing, the Company issued a Common Stock Warrant to purchase up to an aggregate of 69,699 shares of Common Stock at an exercise price of $0.59 per share. The warrant expired on June 11, 2009 with no shares having been issued pursuant to the warrant.

Stock Options

The Company’s 2001 Stock Option Plan, as amended (the “Plan”), provides for the granting of incentive stock options to employees, and non-qualified stock options to employees, directors and consultants. Under the Plan, no person shall be granted any incentive option to the extent that the aggregate fair market value of the underlying stock during any calendar year exceeds $100,000.

The incentive stock options under the Amended Plan are granted with exercise prices not less than 100% of the estimated fair value of the underlying common stock as determined under the Amended Plan, and 110% of the estimated fair value of the underlying common stock for employees who own more than 10% of the total combined voting power of all classes of the Company’s stock.  Non-qualified stock options under the Plan are granted with exercise prices of not less than 85% of the estimated fair value of the underlying common stock. Options granted under the Plan generally have a 10 year life and vest over a four year period.

In May 2011, the Company’s Board of Directors increased the total shares available for option grant by 2,700,000 to a total of 24,780,969 options.

A summary of the Company’s stock option activity and related information for 2010 and 2009 is as follows:

	Number Shares	Weighted Average exercise price
Options outstanding as of December 31, 2008	17,553,659	$ 0.06
Granted	2,438,643	0.04
Exercised	(538,529)	0.03
Cancelled	(1,501,940)	0.03
Options outstanding as of December 31, 2009	17,951,833	0.06
Granted	2,857,555	0.06
Exercised	(27,244)	0.03
Cancelled	(5,274,051)	0.11
Options outstanding as of December 31, 2010	15,508,091	0.04

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

7.              STOCKHOLDERS’ EQUITY - Continued

Stock Options (continued)

There were no options that had expired as of December 31, 2010 and 2009.

The intrinsic value of options exercised were $0 and $16,156 for the years ended December 31, 2010 and 2009, respectively.

There were 4,436,522 and 2,320,024 shares available for future grant at December 31, 2010 and 2009, respectively.

The weighted average remaining life of options outstanding as of December 31, 2010 and 2009 was 5 and 7 years, respectively.

The weighted average fair value of options granted during 2010 and 2009 was $0.03 and $0.01, respectively.

Changes in the Company’s non-vested options for the year ended December 31, 2010 are summarized as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Unvested balance at December 31, 2009	9,608,543	$ 0.01
Granted	2,808,231	0.03
Vested	(4,354,129)	0.01
Exercised or cancelled	(2,430,359)	0.01
Unvested balance at December 31, 2010	5,632,286	0.02

As of December 31, 2010 and 2009, the total remaining unrecognized compensation cost related to unvested stock compensation awards was $126,840 and $509,927, respectively.  The weighted average remaining requisite service period of the unvested stock awards was 2.5 and 3.6 years, respectively.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

7.              STOCKHOLDERS’ EQUITY - Continued

Stock Options (continued)

Additional information regarding exercisable options as of December 31, 2010 and 2009 is summarized below:

	December 31,
	2010	2009
Shares exercisable	9,875,806	8,343,290
Weighted average exercise price	$0.04	$0.08
Weighted average remaining life (in years)	5	6

Stock Option Valuation

The fair value of stock options is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of certain input variables, which were as follows: expected volatility of 60%, risk-free interest rate of 2.8%, expected dividend yield of 0%, and expected award life of 6.25 years. As a nonpublic company, the expected volatility is based on the historical volatility of a peer group of publicly-traded companies.

Stock Option Compensation Expense

The estimated fair value of stock options is recognized as a charge against income on a straight-line basis over the requisite service period. Total share-based compensation expense recognized for the years ended December 31, 2010 and 2009 was $216,244 and $210,943, respectively.

Shares Reserved for Future Issuance

The following shares of common stock have been reserved for future issuance at December 31, 2010 and 2009.

	2010	2009
Conversion of Series C-1 preferred stock	47,467,947	32,816,283
Conversion of Series C-2 preferred stock	23,210,997	23,210,997
Stock options issued and outstanding	15,508,091	17,951,833
Authorized for future option grants	4,436,522	2,320,024
Total reserved for future issuance	90,623,557	76,299,137

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

8.              EMPLOYEE BENEFIT PLAN

The Company maintains a plan under Section 401(k) of the Internal Revenue Code under which all employees of the Company are eligible to participate. Plan participants may contribute up to the lesser of 1% to 25% of annual compensation, or $16,500, and deposit such amount in the plan fund.  Matching contributions charged to operations totaled $276,634 and $236,164 for the years ended December 31, 2010 and 2009, respectively.

9.              INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Taxes based on income were as follows:

	For the year ended December 31,
	2010	2009
Current
Federal	$(20,000)	$(11,138)
State	3,500	3,436
Foreign	10,035	2,100
	(6,465)	(5,602)
Deferred
Federal	—	—
State	—	—
	—	—
	$(6,465)	$(5,602)

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

9.              INCOME TAXES - Continued

The effective tax rate differs from the federal statutory income tax rate applied to loss before provision for income taxes due to the following:

	2010	2009
Tax computed at the federal statutory rate	(318,369)	(288,928)
State tax, net of fed tax benefit	(34,933)	(36,047)
Valuation allowance	(288,223)	614,210
Permanent items and other	71,145	102,918
Refundable research and development credits	—	(11,138)
Foreign taxes	10,035	2,100
Adjustment to prior year deferred and state rate change	553,880	(388,717)
Provision for income taxes	(6,465)	(5,602)
Effective tax rate	0.7%	1.34%

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes at December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Net operating losses	$13,273,027	$12,808,174
Research and development credits	909,318	900,397
Deferred revenue	272,924	856,430
Other	481,542	677,678
Gross deferred tax assets	14,936,811	15,242,679
Valuation allowance	(14,936,811)	(15,225,034)
Deferred tax assets, net	—	17,645

Deferred tax liabilities:
Intangible assets acquired	—	(17,645)
Deferred tax liabilities, net	$—	$—

As of December 31, 2010, the Company had net operating loss carryforwards of approximately $34,899,267 and $23,815,281 for federal and state income tax purposes, respectively, which may be used to offset future taxable income and expire in varying amounts in 2022 through 2030 and 2012 through 2030, respectively.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

9.              INCOME TAXES - Continued

As of December 31, 2010, the Company has net federal and state research and development credits of approximately $556,039 and $532,971, respectively.  The federal research and development credit begins to expire in 2016.  The state research and development credit carries forward indefinitely.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company’s NOL and credit carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period.  The Company has not performed an analysis of previous changes in ownership.  Ownership changes could have impacted the Company’s ability to utilize NOL and credit carryforwards remaining at the date of the ownership change.

The Company has established a full valuation allowance for its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets.  The Company monitors positive and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets.  As of December 31, 2010 the Company has a valuation allowance of $14,936,811 against its deferred tax assets.

The Company has undistributed earnings from its United Kingdom and German subsidiaries of $36,000 and $14,000, respectively.  In 2011, the Company began winding down business activities in these two countries and is currently evaluating its presence in both the UK and Germany.  It is anticipated that once business activities cease, the German and UK subsidiaries will pay out the undistributed earnings to the Company as a dividend.

Uncertain Tax Positions

In 2009, the Company adopted the recognition requirements for uncertain tax provisions as proscribed under ASC 740—Income Taxes with no cumulative effect adjustment required.  Under ASC 740, income tax benefits are recognized for income tax positions taken or expected to be taken only when the weight of available evidence indicates it is more likely than not that the position will be sustained by the taxing authorities.

The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments.  The Company has analyzed tax positions taken for filing with both the Internal Revenue Service and all state filing jurisdictions.  The Company believes that income tax filing positions will be sustained upon examination, and does not anticipate any adjustments that would result in a material adverse affect on the Company’s financial condition, results of operations or cash flows.  Accordingly, the Company has not recorded any reserves or related accruals for uncertain tax position as of December 31, 2010 or 2009.

ProfitLine, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

December 31, 2010

9.              INCOME TAXES - Continued

Interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

The Company and its subsidiaries are subject to U.S. federal, state and local income tax, as well as foreign taxes in Germany and the United Kingdom.  In the normal course of business, its income tax returns are subject to examination by the relevant taxing authorities.  The Company is not currently under examination in any jurisdiction.  As of December 31, 2010, the 2005 — 2009 tax years remain subject to examination in the U.S. federal tax and various state tax jurisdictions.  The Company also has tax attributes carrying forward from 2002-2005 that are subject to examination.  The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

10.       SUBSEQUENT EVENTS

Pursuant to the Company’s loan agreement, the Company is required to furnish the bank with audited financial statements by July 31, 2011.  The Company did not furnish audited financial statements by July 31, 2011.  The bank granted the Company a waiver and an extension of time to August 31, 2011 to provide the audited financial statements and the Company provided them accordingly.

All subsequent events have been disclosed in these financial statements as of August 26, 2011, the date such financial statements were available to be issued.